Exhibit 99.1
LETTER TO DTC PARTICIPANTS REGARDING THE OFFER TO EXCHANGE

Up to $381,932,000 4.000% Senior Notes due 2029

FOR

$381,932,000 4.000% Senior Notes due 2029

OF
DICK’S SPORTING GOODS, INC.
PURSUANT TO THE PROSPECTUS DATED    , 2026

144A CUSIP:	Reg S CUSIP:
253393 AH5	U25309 AB8

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON    , 2026, UNLESS EXTENDED (THE “EXPIRATION DATE”).

[DATE]
To Securities Dealers, Commercial Banks
Trust Companies and Other Nominees:
Enclosed for your consideration is a prospectus dated    , 2026 (the “Prospectus”) that constitutes the offer (the “Exchange Offer”) by DICK’S Sporting Goods, Inc., a Delaware corporation (the “Issuer”), to exchange up to $381,932,000 aggregate principal amount of any and all of its outstanding 4.000% senior notes due 2029 (the “Old Notes”) for an equal aggregate principal amount of its newly issued 4.000% Senior Notes due 2029 (the “New Notes”) in a transaction that is registered under the Securities Act of 1933, as amended (the “Securities Act”), upon the terms and conditions set forth in the Prospectus. The Prospectus more fully describes the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.
We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own name.
Enclosed are copies of the following documents:
1.	The Prospectus; and
2.
A form of letter that may be sent to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer.

DTC participants must execute tenders through the DTC Automated Tender Offer Program.
Please note that the Exchange Offer will expire at 5:00 p.m., New York city time, on    , 2026, unless extended by the Issuer. We urge you to contact your clients as promptly as possible.
You will be reimbursed by the Issuer for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.
Additional copies of the enclosed material may be obtained from the Exchange Agent, at the address and telephone number set forth below.
Very truly yours,
U.S. Bank Trust Company, National Association
Attn: Global Corporate Trust – DICK’S Sporting Goods
1735 Market Street, 43rd Floor
Philadelphia, Pennsylvania 19103
Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Issuer or the Exchange Agent, or authorize you or any other person to make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus.
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